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                                  EXHIBIT (99.1)


FOR IMMEDIATE RELEASE:
----------------------
CONTACT KAREN DICKELMAN
(312) 683-3670
(312) 553-0450-FAX

                STOCKHOLDERS OF BANYAN STRATEGIC LAND FUND II

                    APPROVE RESTATED CHARTER AND BY-LAWS,

                 COMPANY TO CHANGE NAME TO SEMELE GROUP, INC.

                         $0.20 DISTRIBUTION DECLARED


CHICAGO, ILLINOIS - OCTOBER 21, 1997 - The stockholders of Banyan Strategic Land Fund II (Nasdaq: VSLF) approved a restated charter and restated by-laws at the 1996 annual meeting held today. Among the changes effected is a change of the life of the company to perpetual and a change of the company's name to Semele Group, Inc. The name change will be effective upon filing of the restated charter with the Delaware Secretary of State, later this week.

In a related action, the company announced that it will be making the previously announced distribution of $0.20 per share to its stockholders of record as of September 4, 1997. The distribution is expected to be completed by November 15, 1997.

Six directors were elected by the shareholders at the annual meeting. Incumbents Walter E. Auch, Sr., Gary D. Engle, Gerald L. Nudo and
Robert M. Ungerleider were elected, as well as new board members Joseph W. Bartlett and James A. Coyne.


Company President Leonard G. Levine, commenting on the results of the meeting, said "We believe today's vote marks a new beginning for Semele Group, Inc. With a perpetual life vehicle and financing provided by Equis Financial Group, we are positioned to develop the company's Rancho Malibu property and embark on a growth-oriented business plan."

Banyan Strategic Land Fund II is a Delaware corporation listed for trading on the Nasdaq national market system under the symbol "VSLF".

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